Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
China Nepstar Chain Drugstore Ltd.
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of China Nepstar Chain Drugstore Ltd. of our report dated July 19, 2007 with respect to the consolidated balance sheets of China Nepstar Chain Drugstore Ltd. and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders’ equity/(deficit) and comprehensive loss/(income), and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Registration Statement on Form F-1 of China Nepstar Chain Drugstore Ltd. dated November 8, 2007.
/s/ KPMG
Hong Kong, China
November 29, 2007